WARRANT NO. 38


"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, EXCHANGED, MORTGAGED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (II) UPON RECEIPT OF AN OPINION OF THE COUNSEL TO THE TRANSFEROR, REASONABLY ACCEPTABLE TO THE ISSUER, THAT SUCH SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION IS PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS CERTIFICATE REPRESENTS THAT IT IS ACQUIRING SUCH SECURITIES FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TOWARD THE DISTRIBUTION OR RESALE THEREOF, AND AGREES TO COMPLY WITH THE WARRANT AGREEMENT, DATED AS OF JUNE 30, 1996, BY AND AMONG PARAGON GROUP L.P. AND INSIGNIA FINANCIAL GROUP, INC. AND THE REGISTRATION RIGHTS AGREEMENT DATED AS OF JUNE 30, 1996 BY AND AMONG INSIGNIA FINANCIAL GROUP INC. AND PARAGON GROUP L.P."


                     WARRANT TO PURCHASE UP TO 50,000 SHARES
                           OF CLASS A COMMON STOCK OF
                 INSIGNIA FINANCIAL GROUP, INC., $0.01 PAR VALUE

                      Exercisable commencing July 1, 1996;
                            Void after June 30, 2001;


     THIS CERTIFIES that, for value received, Paragon Group L.P., a Delaware limited partnership ("Holder"), or registered assigns, is entitled, subject to the terms and conditions set forth in this Warrant, to purchase from Insignia Financial Group, Inc., a Delaware corporation (the "Company"), up to 50,000 shares, of Class A Common Stock, $.01 par value ("Shares"), of the Company, commencing at 9:00 a.m., Eastern time, on July 1, 1996 and continuing up to 5 p.m. Eastern time on June 30, 2001 at a price per Share of Twenty-eight and 96/100 Dollars ($28.96), such number of Shares and price per Share being subject to adjustment from time to time as set forth in the Warrant Agreement referred to below. This Warrant is issued pursuant to a Warrant Agreement between the Holder and the Company dated as of June 30, 1996 and is subject to all the terms thereof, including the limitations on transferability set forth therein.


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

     This Warrant may be exercised by the holder hereof, in whole or in part (but not for less than 5,000 Shares, nor in certain circumstances, as to a fractional share), by the presentation and surrender of this Warrant with the form of Election to Purchase duly executed, at the principal office of the Company (or at such other address as the Company may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of the Company), and upon payment to the Company of the purchase price in cash, by cashier's check, by Cashless Exercise (as defined in the Warrant Agreement) or by wire transfer. Certificates for the Shares so purchased shall be delivered or mailed to the Holder promptly after this Warrant shall have been so exercised, and, unless this Warrant has expired or has been exercised in full, a new Warrant identical in form but representing the number of Shares with respect to which this Warrant shall not have been exercised shall also be issued to the holder hereof.

     Nothing contained herein shall be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company.


Dated: June 30, 1996
                                    INSIGNIA FINANCIAL GROUP, INC.


                                    By:   /s/ Frank M. Garrison
                                          ---------------------
                                    Title:  Executive Managing Director




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